EXHIBIT 4.1


                       AMENDMENT TO RIGHTS AGREEMENT


            AMENDMENT No. 5 to the Rights Agreement, dated as of November 22, 1998 (the "Amendment No. 5"), by and between AMP Incorporated, a Pennsylvania corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., a limited liability company organized under the laws of the State of New Jersey (the "Rights Agent").

            WHEREAS, on October 25, 1989 the Company and Manufacturers Hanover Trust Company, a New York corporation ("MHTCo"), entered into a Rights Agreement (the "Original Agreement");

            WHEREAS, on September 4, 1992, the Company and Chemical Bank (as successor to MHTCo.) entered into Amendment No. 1 to the Rights Agreement, on August 12, 1998, the Company and ChaseMellon Shareholder Services L.L.C. (as successor to Chemical Bank) entered into Amendment No. 2 to the Rights Agreement, on August 20, 1998, the Company and ChaseMellon Shareholder Services L.L.C. entered into Amendment No. 3 to the Rights Agreement and on September 17, 1998, the Company and ChaseMellon Shareholder Services L.L.C. entered into Amendment No. 4 to the Rights Agreement (the Original Agreement, as amended by each of the amendments is hereinafter referred to as the "Agreement" and the terms of which are incorporated herein by reference and made a part hereof); and

            WHEREAS, the Company, with the approval of the Board of Directors of the Company, and the Rights Agent have mutually agreed to modify the terms of the Agreement in certain respects.

            NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

            Section 1. Amendment of "Issue of Rights Certificate" Section.
Section 3(a) of the Agreement is amended to add the following paragraph at the end thereof:

            "Notwithstanding any other provision of this Agreement, the occurrence of (A) the approval, execution and delivery of the Agreement and Plan of Merger, dated November22, 1998 (as it may be amended from time to time, the "Merger Agreement"), by and among Beta Zeno Corp. ("Beta"), a Delaware corporation and wholly owned subsidiary of Tyco International Ltd. ("Issuer"), Alpha Zeno Corp., a Pennsylvania corporation and wholly owned subsidiary of Beta ("Merger Sub") and the Company and the Stock Purchase



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Agreement, dated as of November 22, 1998 (as it may be amended from time to time, the "Stock Purchase Agreement"), by and between the Company and Beta, (B) the consummation of the transactions contemplated by the Merger Agreement and/or the Stock Purchase Agreement or (C) the announcement of any of the foregoing events will not, individually or collectively, cause (i) Issuer, Beta, Merger Sub and their affiliates, either individually or as a group, to be deemed an Acquiring Person, (ii) the occurrence of a Stock Acquisition Date, a Distribution Date, a Section 11(a)(ii) Event, a Section 13 Event or a Triggering Event to be deemed to have occurred, or (iii) an Unsolicited Acquisition Proposal to be deemed to have been announced."

            Section 2. Rights Agreement as Amended. The term "Agreement" as used in the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. All references hereinafter to Amendment No. 5 shall be deemed to refer to this Amendment No. 5. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

            IN WITNESS WHEREOF, the parties have caused this Amendment No. 5 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


Attest:                                   AMP Incorporated


By:/s/ David F. Henschel                  By:/s/ Robert Ripp
  ------------------------------             ------------------------------
  Name:  David F. Henschel                   Name:  Robert Ripp
  Title: General Counsel and                 Title: Chairman and Chief
         Corporate Secretary                        Executive Officer



Attest:                                   ChaseMellon Shareholder
                                             Services L.L.C.


By:/s/ Robert G. Scott, Jr.               By:/s/ Constance Adams
   -----------------------------             ------------------------------
   Name: Robert G. Scott, Jr.                Name: Constance Adams
   Title:  Vice President                    Title: Assistant Vice President